Exhibit 99



EXELON INFRASTRUCTURE SERVICES EXPANDS NATIONAL NETWORK WITH THE ACQUISITION OF ADDITIONAL CONTRACTING COMPANIES

CHICAGO, IL and MORTON, PA, December 11, 2000 - Exelon Enterprises, a division of Exelon Corporation, and Exelon Infrastructure Services, Inc. (EIS) announced today that EIS has acquired three key additions to its network of utility and industrial infrastructure services companies and signed a definitive agreement to purchase another. EIS, headquartered in Morton, Pa., is a business unit of Exelon Enterprises.

The three acquired companies are M.J. Electric, Inc., of Iron Mountain, Mich.; P.A.C.E. Engineering, Inc., of Tulsa, Okla.; and Electric Services, Inc., of East Haven, Conn. In addition, EIS has signed a definitive agreement to acquire Blair Park Services, Inc. of Warrington, PA and is expected to close in early January.

The four companies, with combined trailing twelve-month revenue of $200 million, employ a total workforce of 1,100. They join EIS to create a business with 8,000 employees and annualized revenues in excess of $900 million. The acquisitions are expected to be immediately accretive to earnings, and are expected to realize annualized revenues of more than $245 million for calendar 2001.

The acquisitions demonstrate sustained progress toward the EIS goal of becoming the leading provider of infrastructure services for electric, gas, cable and telecommunications businesses in the U.S., according to Greg Cucchi, EIS Chairman and CEO. Additional acquisitions are planned, he said.

"As the energy and communications companies continue to execute their emerging plans to pursue their rapidly changing marketplace, our customers need major turnkey design, construction, and maintenance capabilities," Cucchi said. "We are meeting this need through the acquisition and consolidation of high-quality contracting partners, and by offering, through them, a wide range of utility and industrial network services nationwide."

He said EIS' mission is to provide bundled services to multiple infrastructures within given geographic regions, creating significant competitive advantage through economies of scope and scale. "We plan to leverage the reputation, operating profitability, and entrepreneurial spirit within our partner firms," Cucchi said, "bringing increased levels of service, capability, and reach to our current and future customers."


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New Member Company Profiles
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M.J. Electric, Inc., based in Iron Mountain, Mich., is an electrical contracting and engineering resource firm with more than 40 years of experience serving a wide variety of electric utility, telecommunications, heavy industrial and chemical processing companies throughout the country. It specializes in design, construction and maintenance of overhead and underground facilities. It employs a workforce of 850.

P.A.C.E. Engineering, Inc., based in Tulsa, Okla., with satellite offices in Gaylord, Mich., and Binghamton, N.Y., the company provides technical services to the energy and communications industries, including project feasibility studies, engineering, drafting, project management, surveying, inspection, permitting, mapping and environmental services. It employs a workforce of 140.

Blair Park Services, Inc., based in Warrington, Pa., is a contractor concentrating on the installation of utility poles and lines and the design and installation of underground electric systems and telecommunications networks in the Mid-Atlantic region. It specializes in consulting, design, configuration, lease, construction and ongoing support of fiber optic, dark fiber and network infrastructure. It employs a workforce of 85.

Electric Services, Inc., based in East Haven, Conn., is a 15-year-old company focusing on power protection and service of electric equipment for utilities, engineering firms, large industrial companies and commercial businesses in the U.S. and world markets, including equipment in the low, medium and high voltage classes. Its services include engineering, design and fabrication, the remanufacture of equipment and retrofitting to solid-state protection. It employs a workforce of 40.

About Exelon Enterprises:

Exelon Infrastructure Services is part of the Exelon Enterprises division of Exelon Corporation. The Exelon Enterprises' businesses compete nationwide in the unregulated areas of energy supply, infrastructure services, integrated communications, thermal technologies, energy-efficient offerings, turnkey solutions and capital funding. The Exelon Enterprises portfolio includes: Exelon Capital Partners, Exelon Infrastructure Services, Exelon Energy, Exelon Services, Exelon Solutions, and Exelon Thermal Technologies. For more information visit: www.exelonenterprises.com

About Exelon Corporation:

Exelon Enterprises' parent company is Exelon Corporation (NYSE: EXC) one of the nation's largest utility services companies, formed from the merger of PECO
Energy Company and Unicom Corporation. Exelon Corporation has nearly 19,000 employees, $12 billion in annual revenues, an electric and natural gas distribution customer base of approximately 5 million and is the largest nuclear operator in the United States. For more information visit: www.exeloncorp.com.